                          HCC INSURANCE HOLDINGS, INC.

                                                                      EXHIBIT 14

                           CODE OF ETHICS STATEMENT BY

              CHIEF EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS

In my role as an officer of HCC Insurance Holdings, Inc. (the "Company"), I recognize and acknowledge my obligations to the Company, the Company's shareholders and the public investor community to maintain the highest standard of ethical conduct in the performance of my duties for and on behalf of the Company. This Code of Ethics for the Chief Executive Officer and Senior Financial Officers (the "Code") provides principles and standards to which I am expected to adhere and promote.

I certify to that I will adhere to and promote the following principles and standards that govern my professional and ethical conduct. Specifically, I will:

         1. Conduct myself with the highest principles of honesty, professionalism, integrity, truthfulness and honor.

         2. Avoid not only impropriety, but also the appearance of impropriety.

         3. Conduct my outside associations and personal business, financial and other relationships in such a manner that will avoid any likelihood of a conflict of interest or appearance of a conflict of interest between such outside association and my personal interests and those of the Company.

         4. Comply with all applicable federal, state and local governmental laws, rules and regulations and not make, recommend or cause to be taken any action known or believed to be in violation of any applicable governmental law, rule or regulation.

         5. Refrain from engaging in or supporting any activity that would discredit the Company.

         6. Communicate any professional or personal limitations or constraints that would preclude the exercise of ethical, responsible and principled judgment and/or conduct.

         7. Refrain from any misuse of the Company's assets or confidential information, or committing any act or omission that would undermine or subvert the Company's legitimate business and ethical objectives.

         8. Provide full, fair, accurate, timely and understandable disclosure in all documents filed with the Securities and Exchange Commission, and all other documents, reports, statements and recommendations that are publicly communicated.

         9. Refrain from seeking personal advantage or gain from corporate opportunities that are discovered through the use of corporate property, information or position, or otherwise.

         10. Pursue and maintain the highest levels of competency in my given field or specialty through ongoing development and training.

         11. Promptly report any violations of this Code to my supervisor, Chief Financial Officer, internal auditor or the Audit Committee of the Board of Directors, as appropriate.

I also acknowledge that I may be subject to disciplinary action, including possible termination, if I commit a violation of this Code.

       Name (in print):                             Title:
                       --------------------------          ---------------------

       Signature:                                   Date:
                  -------------------------------         ----------------------